EXHIBIT 99.1
M E M O R A N D U M

DATE:	August 31, 2005

TO:	Affiliated Computer Services, Inc. Executive Officers and Members of the Board of Directors

FROM:	William L. Deckelman

SUBJECT:	Notice of Blackout Period

As a director or executive officer of Affiliated Computer Services, Inc. (the “Company”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR which prohibit certain transactions in Company equity securities during benefit plan “blackout” periods. Please note the following in connection with the Company’s upcoming blackout period associated with the anticipated conversion of the Company’s recordkeeper for the ACS Savings Plan (the “Plan”):
1.	A blackout period for the Plan will commence on September 16, 2005, at which time certain Participants will be temporarily unable to obtain a distribution from the Plan. Beginning on September 23, 2005, Plan participants in the Self Directed Brokerage Account (“SDA”) will be temporarily unable to direct or diversify investments. Beginning on September 28, 2005, non-SDA Plan participants will be temporarily unable to direct or diversify investments in individual accounts and all Participants will be temporarily unable to obtain loans, distributions or other withdrawals from the Plan. The blackout period will end on or about October 14, 2005. We will notify you of the exact ending date of the blackout period.

2.	With certain limited exceptions as enumerated in Regulation BTR, including any currently active written sales plan meeting the conditions of Rule 10b5-1(c), you are not permitted to purchase, sell or otherwise acquire or transfer any Class A common stock of the Company (including any derivatives of such Class A common stock, such as stock options) from September 16, 2005 until October 14, 2005. For information about whether the blackout period has begun or ended, please contact Wayne Lewis at the number or address listed below.

3.	The prohibition on sales and other transfers described above applies only to Class A common stock (or derivatives thereof) that you have acquired in connection with your service or employment as a director or executive officer of the Company. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company securities held by immediate family members living with you, or those that are held in trust, or by controlled partnerships or corporations. Please note that any equity security that you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.
If you have any questions regarding this notice, please contact me at (214) 841-6144 or Wayne Lewis at (214) 841-6053, or to either of us in writing at 2828 N. Haskell Ave., Bldg. 1 – 10th Floor, Dallas, TX 75204.